Exhibit 99.1

2500 City West Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600 (713) 361-2693 fax

FOR IMMEDIATE RELEASE July 23, 2010	Contact: Brent Smith Vice President- Finance (713) 361-2634

Cal Dive Amends Credit Facility

HOUSTON, TX – (July 23, 2010) Cal Dive International, Inc. (NYSE:DVR) announced today that it has amended its credit facility, which matures in December 2012, to temporarily increase the Company’s permitted maximum consolidated debt to EBITDA leverage ratio, reduce its quarterly term loan amortization and to permit the transfer of the saturation diving vessels the Eclipse and Texas to an international subsidiary and their corresponding release as collateral under the Credit Agreement.

While the Company did not anticipate a breach of its leverage ratio covenant prior to effecting the amendment, it took proactive measures to modify the covenant to enhance its liquidity and financial flexibility through increased access to its $300 million revolving credit facility.  The Company further increased its financial flexibility with the deferral of a portion of its $20 million quarterly term loan amortization.  The two vessels that may be released as collateral in the future have been working internationally, and the permitted transfer of the vessels to an international subsidiary may allow the Company to achieve certain future tax benefits as well as increase its flexibility to pursue growth opportunities overseas.

Quinn Hébert, Chairman, President and Chief Executive Officer of Cal Dive, stated, “We felt this amendment made sense as a prudent and proactive measure to enhance our liquidity.  We were not forecasting a breach of the leverage ratio covenant but this was a cost effective approach to maintain financial flexibility so we can continue to pursue growth opportunities. This amendment gives us access to the full amount of our $300 million revolver as of June 30, 2010.”

Amendment Highlights

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The Company’s permitted leverage ratio covenant, Debt to EBITDA, increases from 3.75x to 4.75x through June 30, 2011, decreasing to 4.25x through September 30, 2011 and returning to 3.75x thereafter.

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The quarterly payment on the Company’s term loan, of which $195 million is currently outstanding, decreases from $20 million to approximately $14.8 million beginning with the next scheduled payment on September 30, 2010.  The deferred amortization will be repaid upon maturity of the credit facility in December 2012.

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As a result of the amendment, the interest rate margin on revolving loans increased to generally prevailing market rates but remains subject to fluctuation in relation to the Company’s consolidated leverage ratio as provided in the credit agreement.  Based on the Company’s expected consolidated leverage ratio as of June 30, 2010, the margin under the new pricing grid for Eurodollar rate loans increased from 2.25% to 3.0% for a total current interest rate of approximately 3.4%.

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For lenders who agreed to forego their quarterly term loan amortization, the margin on their term loan commitments is now subject to a pricing grid while those lenders who did not grant such consent had their term loan margin remain fixed at 2.25%.  The result is a current blended margin on the term loan of approximately 2.5% for a total current interest rate of 3.2%.

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides an integrated offshore construction solution to its customers, including manned diving, pipelay and pipe burial, platform installation and platform salvage services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, China, Australia, the Middle East, India and the Mediterranean, with a fleet of 29 vessels, including 19 surface and saturation diving support vessels and 10 construction barges.